EXHIBIT 99.1

May 19, 2008

Dear Director:

As you know the Company is engaged in a process of converting its 401k plan recordkeeping and investment management services from J.P. Morgan to Vanguard.

As a result of this activity, all plan participants are being “frozen” from any trading activities in company stock for a period beginning on June 23, 2008 and ending the week of July 13, 2008 (exact date during that week to be determined).  A notice to this effect was sent to all plan participants on May 16, 2008.

SOX §306 requires that if plan participants are frozen from selling company stock during a period for any reason all company officers, directors, and key decision making employees must be similarly frozen.  Therefore, this letter is intended to serve as notice to you that no trading in CTS stock will be permitted between June 23, 2008 and the week of July 13, 2008, as set forth above.

Any questions, please feel free to call me.

Very truly yours,

CTS Corporation

Richard G. Cutter, III